Exhibit 99.1

Sbarro, Inc. Announces Results of

Operations for the First Quarter Ended April 1, 2007

Melville, New York – May 17, 2007 - Sbarro, Inc. (the “Company”) announced today results of operations for the first quarter ended April 1, 2007. The Company’s detailed results are included in its Quarterly Report on Form 10-Q which was filed with the SEC on May 16, 2007.

On January 31, 2007, MidOcean SBR Acquisition Corp., an indirect subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), an affiliate of MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”) merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments. Upon consummation of the Merger, all of the outstanding common stock of the Company became owned by Sbarro Holdings LLC, a subsidiary of Holdings.

First Quarter Financial Results

The Company has reported operating results and financial position for all periods presented as of and prior to January 30, 2007 as those of the Predecessor Company and for all periods from and after January 31, 2007 as those of the Successor Company. The Company’s operating results for the first quarter ended April 1, 2007 are presented as the combined Predecessor and Successor results since January 1, 2007. This approach is not consistent with U.S. generally accepted accounting principles, however, the Company’s management believes that it is a meaningful way to present the results of operations for the first quarter ended April 1, 2007.

Combined revenues were $81.4 million for the quarter ended April 1, 2007 as compared to $100.2 million for the quarter ended April 23, 2006. The first combined quarter of 2007 had thirteen weeks as compared to the first quarter of 2006 of sixteen weeks. The three additional weeks in 2006 produced sales of approximately $19.0 million. Revenues related to our real estate operations which were transferred to the selling shareholders was $.3 million for 2007 and $.9 million for 2006. Our revenues increased modestly after adjusting for the above mentioned items, driven by same-store sales growth of 2.7% in our company-owned stores, 3.4% in our domestic franchise stores and 7.0% in our international franchise stores offset by fewer company-owned stores in 2007 versus 2006.

Combined EBITDA, for the first quarter of 2007, as calculated in accordance with the terms of the bank credit agreement, was $9.9 million for the first quarter ended April 1, 2007 as compared to $12.7 million for the first quarter ended April 23, 2006. The three additional weeks in 2006 produced EBITDA of approximately $3 million. Our EBITDA improvement for the comparable thirteen week period resulted from higher sales offset by higher cheese prices and a settlement with a franchise which increased EBITDA by approximately $.5 million in 2006. As discussed in Exhibit A, EBITDA is a non-GAAP measure that management believes is an important metric for us to report to our investors concerning our ability to meet future debt obligations and to comply with certain covenants in our borrowing arrangements tied to these measures. Also included in Exhibit A is a reconciliation of EBITDA to its most comparable GAAP measure of net loss.

Peter Beaudrault, Chairman of the Board of Sbarro commented, “We are pleased with the continuing improvements in same store sales and the growth in EBITDA during the first quarter. This growth was achieved in a quarter which had a great deal of activity including the closing of our MidOcean transaction and the completion of the sale of our Term Notes and Senior Notes. While managing these transactions, our team was able to remain focused on growth.”

MidOcean Partners’ Acquisition of Sbarro

On January 31, 2007, MidOcean SBR Acquisition Corp., an indirect subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), an affiliate of MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”) merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments. Upon consummation of the Merger, all of the outstanding common stock of the Company became owned by Sbarro Holdings LLC, a subsidiary of Holdings.

In addition, the former shareholders received a distribution of the cash on hand in excess of (i) $11 million, plus (ii) all amounts required to be paid in connection with the special event bonuses.

In connection with the Merger, the Company transferred interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no additional consideration given for the transfer of these assets as they were treated as a dividend. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name.

About the Company

Based in Melville, New York, we believe we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have approximately 973 restaurants in 37 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will,” or “intend” and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include:(1) general economic, inflation, national security, weather and business conditions; (2) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (3) changes in consumer tastes; (4) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (5) our ability to continue to attract franchisees; (6) the success of our present, and any future, joint ventures and other expansion opportunities; (7) the availability of food (particularly cheese and tomatoes), beverage and paper products at current prices; (8) our ability to pass along cost increases to our customers; (9) increases in the Federal minimum wage; (10) the continuity of services of members of our senior management team; (11) our ability to attract and retain competent restaurant and executive managerial personnel; (12) competition; (13) the level of, and our ability to comply with, government regulations; (14) our ability to generate sufficient cash flow to make interest payments and principal under our senior notes and line of credit; (15) our ability to comply with covenants contained in the indenture under which the senior notes are issued and the effects which the restrictions imposed by those covenants may have on our ability to operate our business; (16) our ability to repurchase our senior notes to the extent required in the event we make certain asset sales or experience a change of control; and (17) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

[Financial schedules to follow]

# # #

Contact:

Anthony J. Puglisi

Vice President – Finance

and Chief Financial Officer

(631) 715-4100

Exhibit A

Sbarro, Inc.

EBITDA Reconciliation

Quarters Ended April 1, 2007 and April 23, 2006

(unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles “GAAP” or as a measure of a company’s profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts and investors in our 10.375% Notes in that EBITDA is one of the factors in the calculation of our compliance with the ratios in the indenture under which our 10.375% Notes are issued. Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities.

The following table reconciles the Predecessor, Successor and Combined net loss for the following periods in 2007 and 2006 respectively to EBITDA and EBITDA as defined in the Credit Agreement for the same period which we believe is the most direct comparable GAAP financial measure to EBITDA (in thousands):

	For The Period January 31 - April 1, 2007	For The Period January 1 - January 30, 2007	Combined Thirteen Weeks Ended April 1, 2007	Sixteen Weeks Ended April 23, 2006 (5)
	(Successor)	(Predecessor)
Net Loss	$(629)	$(32,580)	$(33,209)	$(2,475)
Interest Expense	5,304	2,570	7,874	9,681
Interest Income	(332)	(108)	(440)	(636)
Income Tax Expense (Benefit)	(440)	44	(396)	414
Depreciation and Amortization	2,916	1,272	4,188	5,038

EBITDA	6,819	(28,802)	(21,983)	12,022
Special event bonuses (1)	—	31,395	31,395	—
EBITDA relating to withdrawn assets or eliminated expenses (2)	(230)	183	(47)	438
EBITDA relating to purchase accounting (3)	239	(96)	143	—
Management fee	167	—	167	—
Asset impairment, restaurant closings and store pre-opening costs (4)	112	96	208	227

EBITDA in accordance with the bank credit agreement (5)	$7,107	$2,776	$9,883	$12,687

(1)	Adjustment to exclude the payment of the special event bonuses and the reversal of an accrual for long term incentive award.

(2)	“Eliminated expenses” refers to certain costs and expenses related to our former shareholders including salaries, bonuses benefits, payroll taxes and travel and entertainment.

(3)	Adjustment to exclude EBITDA relating to purchase accounting including occupancy adjustments related to the fair value of our leases.

(4)	Adjustment to exclude asset impairment charges and restaurant closing costs of $125 thousand and pre-opening costs of $51 thousand.

(5)	The three weeks of operations in 2006 produced approximately $3 million in EBITDA.

SBARRO, INC. AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	GAAP		“Combined” For the thirteen weeks ended April 1, 2007 *	GAAP
	For the period January 31 through April 1, 2007	For the period January 1 through January 30, 2007		For the sixteen weeks ended April 23, 2006
	SUCCESSOR	PREDECESSOR		PREDECESSOR
	(In thousands)
Revenues:
Restaurant sales	$53,092	$23,594	$76,686	$93,781
Franchise related income	2,477	993	3,470	4,438
Real estate and other	425	820	1,245	1,995

Total revenues	55,994	25,407	81,401	100,214
Costs and expenses:
Cost of food and paper products	10,697	4,308	15,005	18,179
Payroll and other employee benefits	14,973	6,762	21,735	26,034
Other operating costs	18,999	8,839	27,838	34,300
Depreciation and amortization	2,916	1,272	4,188	5,038
General and administrative	4,423	2,843	7,266	9,576
Special event bonuses	—	31,395	31,395	—
Asset impairment and restaurant closings/remodels	83	74	157	153

Total costs and expenses	52,091	55,493	107,584	93,280

Operating income (loss)	3,903	(30,086)	(26,183)	6,934

Other (expense) income:
Interest expense	(5,304)	(2,570)	(7,874)	(9,681)
Interest income	332	108	440	636
Equity in net income (loss) of unconsolidated affiliates	—	12	12	50

Net other expense	(4,972)	(2,450)	(7,422)	(8,995)

Loss before income taxes	(1,069)	(32,536)	(33,605)	(2,061)

Income taxes (benefit) expense	(440)	44	(396)	414

Net loss	$(629)	$(32,580)	$(33,209)	$(2,475)

*	The combined results of the successor and predecessor for the periods in 2007 does not comply with generally accepted accounting principles; however, we believe that this provides useful information to assess the relative performance of the businesses in all periods presented in the financial statements on an ongoing basis.